Exhibit 10.17

NETAPP, INC.

2021 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT (PERFORMANCE-BASED)

NOTICE OF RESTRICTED STOCK UNIT GRANT

Capitalized terms used but not otherwise defined in the Award Agreement (as defined below) shall have the meanings assigned to such terms in the NetApp, Inc. 2021 Equity Incentive Plan, as it may be amended or restated from time to time (the “Plan”). Participant is being granted an Award under this Notice of Restricted Stock Unit Grant (the “Notice of Grant”), the Terms and Conditions of Restricted Stock Unit Grant that govern the Restricted Stock Units granted to Participant under the Plan if Participant resides in one of the countries listed therein, attached hereto as Exhibit A (the “Terms and Conditions”), the Additional Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit B and all other exhibits, appendices, and addenda attached hereto (collectively, the “Award Agreement”).

Participant Name: [ ]

Participant has been granted an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number: [ ]

Date of Grant: [ ]

Target Number of Restricted Stock Units: [ ]

Vesting Schedule:

Subject to any acceleration provisions contained in the Plan, this Award Agreement or any other written agreement authorized by the Administrator between Participant and the Company (or any Parent or Subsidiary of the Company, as applicable) governing the terms of this Award, the Restricted Stock Units will be scheduled to vest according to the following vesting schedule:

General

The number of Restricted Stock Units that will become eligible for vesting as set forth below will depend upon the Company’s Billings Result Average (as defined below) for the Performance Period (as defined below) and will be determined in accordance with this Award Agreement.

The “Performance Period” will begin on the first day of the Company’s 2026 Fiscal Year (the “Commencement Date”) and end on the last day of the Company’s 2028 Fiscal Year (the

“Anniversary Date”) with the Company’s Billings Result Percentage (as defined below) calculated for each of the Company’s 2026 Fiscal Year, 2027 Fiscal Year and 2028 Fiscal Year (each a “Measurement Period” and the last day of each of the Company’s 2026, 2027 and 2028 Fiscal Years, or, if earlier, the Period End Date (as defined below), a “Measurement Date”). Notwithstanding the foregoing, in the event of a Change in Control, or in the event Participant’s status as a Service Provider is terminated due to Participant’s death or Disability (a “Qualifying Termination”), the Measurement Period then in progress will be deemed to end upon the first to occur of the consummation of the Change in Control (the “Closing”) or the date of the Qualifying Termination for purposes of calculating the Company’s Billings Result Percentage for the applicable Measurement Period. The first to occur of the Anniversary Date, the Closing, or a Qualifying Termination, is referred to herein as the “Period End Date.”

If Participant’s status as a Service Provider terminates prior to the Period End Date due to his or her Retirement, Participant’s Restricted Stock Units will remain outstanding through the Period End Date and the number of Restricted Stock Units that become Eligible Restricted Stock Units (as defined below) will be measured as if Participant’s status as a Service Provider had not terminated (subject to the pro-ration described below).

If Participant ceases to be a Service Provider prior to the Period End Date for any reason (other than as a result of a Qualifying Termination or due to Participant’s Retirement), the Restricted Stock Units will terminate and be cancelled and Participant will have no further rights with respect to such Restricted Stock Units. Any Restricted Stock Units that do not become Eligible Restricted Stock Units as of the Period End Date will terminate and be cancelled and Participant will have no further rights with respect to such Restricted Stock Units.

Lastly, vesting is subject to Participant continuously remaining a Service Provider through the applicable vesting date, subject to the vesting acceleration provisions set forth below.

For purposes of this Award Agreement, “Retirement” will mean the voluntary termination of employment by Participant either (a) on or after reaching sixty-two (62) years of age or (b) on or after reaching fifty-five (55) years of age following a minimum of ten (10) years of continuous service to the Company or any of its Parent or Subsidiaries.

Performance Matrix

The number of Eligible Restricted Stock Units (as defined below) will depend upon the Company’s Billings Result Average calculated as of the Period End Date as described herein. The number of Eligible Restricted Stock Units will be determined by the Talent and Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion within fifty-five (55) days of the Period End Date.

“Billings” means the total obtained by adding net revenues as reported on the Company’s Condensed Consolidated Statements of Operations for the applicable Measurement Period to the change in total deferred revenue and financed unearned services revenue as reported on the Company’s Condensed Consolidated Statements of Cash Flows for the same Measurement Period on a constant AOP currency to exclude the impact of FX.

“Billings Result” means the value of all Billings for the applicable Measurement Period.

Notwithstanding the foregoing, in the event of a Closing or a Qualifying Termination that occurs prior to the Anniversary Date, the Measurement Period then in effect will be shortened and the Billings Result for the applicable Measurement Period will mean the value of all Billings for the number of completed fiscal months in the applicable Fiscal Year as of the Measurement Date, or, if on such Measurement Date, there are no completed fiscal months in the applicable Fiscal Year, the Billings Result for the applicable Measurement Period will mean the value of all Billings for the most recently completed Fiscal Year. The Billings Result will be determined by the Compensation Committee in its sole discretion within fifty-five (55) days of the end of the applicable Measurement Date except in the event of a Closing, in which case the Billings Result for any Measurement Period will be calculated no later than the Closing.

The “Billings Result Average” means the average of the Billings Result Percentages for each of the completed Measurement Periods, with the result expressed as a percentage and rounded to the nearest hundredth.

“Billings Result Calculation” for an applicable Measurement Period means the quotient obtained by dividing the Billings Result for an applicable Measurement Period by the Billings Target for the same Measurement Period, with the result expressed as a percentage and rounded to the nearest hundredth. “Billings Target” means, with respect to each Measurement Period, the Billings target approved by the Board or the Compensation Committee as soon as practicable following the commencement of the applicable Fiscal Year and communicated to Participant. For purposes of clarification, if the Billings targets for a given Measurement Period are determined on a quarterly or semi-annual basis and not on an annual basis, the Billings target for such Measurement Period will be the sum of all Billings targets for the periods that both begin and end within such Fiscal Year. Notwithstanding the foregoing, in the event of a Closing or a Qualifying Termination that occurs prior to the Anniversary Date, the Billings Target for the shortened Measurement Period will be pro-rated based on the number of completed fiscal months in the applicable Fiscal Year as of the Measurement Date, or, if on such Measurement Date, there are no completed fiscal months in the applicable Fiscal Year, the Billings Target for the applicable Measurement Period will mean the Billings Target for the most recently completed Fiscal Year. Billings Targets may be adjusted for Company acquisitions based on the materiality of their impact (>1% Annualized Revenue Run-Rate or purchase price of >$50,000,000) at the Administrator’s discretion.

On each Measurement Date, the Billings Result Calculation will be converted into a “Billings Result Percentage” in accordance with the table below:

Level *	Billings Result Calculation	Billings Result Percentage
1	115% or Greater	200%
2	100%	100%

3	90%	50%
4	Below 90%	0%

* The Billings Result Percentage will be interpolated on a linear basis between levels 1 and 2 and levels 2 and 3 with the result rounded to the nearest hundredth.

Following the determination of the Billings Result Average, the number of Restricted Stock Units that are eligible to vest based on the actual level of performance achieved and determined in accordance with the terms of this Award Agreement (such Restricted Stock Units that are eligible to vest, the “Eligible Restricted Stock Units” will equal the product obtained by multiplying the Billings Result Average by the Target Number of Restricted Stock Units granted to Participant, with any partial units rounded down to the nearest whole unit and any fractional units forfeited for no consideration. In no event may more than 200% of the Target Number of Restricted Stock Units be Eligible Restricted Stock Units.

Vesting

Except as otherwise expressly set forth in this Award Agreement, any Severance Agreement or any other written agreement with Participant authorized by the Company or the Administrator, (i) 100% of the Eligible Restricted Stock Units will vest on the Anniversary Date, subject to Participant’s continuous status as a Service Provider through the applicable vesting date and (ii) in the event Participant’s continuous status as a Service Provider terminates for any or no reason before the Anniversary Date, the Eligible Restricted Stock Units and Participant’s right to acquire Shares thereunder will immediately terminate and such Eligible Restricted Stock Units will immediately be forfeited and cancelled.

For purposes of clarification, any acceleration provisions set forth in any Severance Agreement or any other written agreement with Participant authorized by the Company or the Administrator shall supersede any acceleration provisions set forth in this Award Agreement.

Qualifying Termination

In the event of a Qualifying Termination that occurs prior to the Anniversary Date and prior to a Closing, the number of Restricted Stock Units that become Eligible Restricted Stock Units will be determined using the Company’s Billings Result Average as of the Period End Date. The number of Eligible Restricted Stock Units that vest on the Period End Date will be calculated by multiplying the total number of Eligible Restricted Stock Units by a fraction with a numerator equal to (i) the number of completed calendar months that have elapsed between the Commencement Date and the Period End Date and (ii) a denominator equal to thirty-six (36), with the result rounded down to the nearest whole Eligible Restricted Stock Unit, and any remaining Eligible Restricted Stock Units will immediately be forfeited and cancelled.

In the event of a Qualifying Termination that occurs prior to the Anniversary Date and on or following a Closing, all Eligible Restricted Stock Units (as previously determined on the Period

End Date) will fully vest as of the date of such Qualifying Termination.

Leave of Absence

Notwithstanding the provisions of Section 12 of the Terms and Conditions, if, during the Performance Period, Participant is on an authorized leave of absence from the Company, or the Parent or Subsidiary employing Participant, and such leave extends for six (6) or more months, then the number of Eligible Restricted Stock Units that will vest on the Period End Date will be pro-rated by multiplying the calculated number of Eligible Restricted Stock Units by a fraction with a numerator equal to (i) the number of completed calendar months that Participant has been actively providing service during the Performance Period (that is, the number of completed calendar months in the Performance Period where the individual was not on an approved leave of absence) and (ii) a denominator equal to thirty-six (36), with the result rounded down to the nearest whole Eligible Restricted Stock Unit, and any remaining Eligible Restricted Stock Units will immediately be forfeited and cancelled.

If Participant returns from an authorized leave of absence from the Company or the Parent or Subsidiary employing Participant that extends for six (6) or more months and is later terminated prior to the Closing due to Retirement (as defined below) or a Qualifying Termination, in lieu of the treatment set forth in the immediately preceding paragraph, the number of Eligible Restricted Stock Units will be multiplied by a fraction, the numerator of which is the number of completed calendar months that have elapsed between the Commencement Date and the date of the date of Retirement or Qualifying Termination (as applicable) during which Participant was not on an approved leave of absence and the denominator of which is equal to thirty-six (36), rounded down to the nearest whole Eligible Restricted Stock Unit, and any remaining Eligible Restricted Stock Units will immediately be forfeited and cancelled.

Retirement

If Participant’s status as a Service Provider terminates due to his or her Retirement prior to the Anniversary Date and prior to a Closing, the number of Eligible Restricted Stock Units that will vest on the Period End Date will be pro-rated by multiplying the calculated number of Eligible Restricted Stock Units by a fraction with a numerator equal to (i) the number of completed calendar months that have elapsed between the Commencement Date and the date Participant’s status as a Service Provider is terminated due to his or her Retirement and (ii) a denominator equal to thirty-six (36), with the result rounded down to the nearest whole Eligible Restricted Stock Unit, and any remaining Eligible Restricted Stock Units will immediately be forfeited and cancelled.

If Participant’s status as a Service Provider terminates due to his or her Retirement prior to the Anniversary Date and on or following a Closing, the number of Restricted Stock Units that become Eligible Restricted Stock Units will be determined using the Company’s Billings Result Average as of the Measurement Date and such Eligible Restricted Stock Units will vest (i) on the date of Participant’s Retirement if such Retirement occurs on or within two years of the Closing or (ii) on the Anniversary Date if such Retirement occurs more than two years following the Closing.

Change in Control / Involuntary Termination

If a Change in Control occurs prior to the Anniversary Date, the number of Eligible Restricted Stock Units will be determined as of the Change in Control by the Compensation Committee using the Company’s Billings Result Average through the latest practicable date prior to the Change in Control and such Eligible Restricted Stock Units will fully vest on the Anniversary Date, subject to Participant continuously remaining a Service Provider through such date (except as specifically set forth in this Award Agreement, any Severance Agreement or any other written agreement with Participant authorized by the Company or the Administrator).

If Participant ceases to be a Service Provider due to an Involuntary Termination occurring on or within two years following a Change in Control, all Eligible Restricted Stock Units (as previously determined as of the Period End Date in connection with such Change in Control) will fully vest as of the date of such Involuntary Termination. For purposes of this Award Agreement, an “Involuntary Termination” means that either (i) Participant’s employment is terminated by the Company without Cause (as defined in the Company’s form of Change of Control Severance Agreement filed as an exhibit to the Company’s Form 8-K dated May 22, 2019, or any successor agreement (the “Severance Agreement”)) or (ii) Participant resigns from employment for Good Reason (as defined in the Severance Agreement).

Unless otherwise defined in this Award Agreement, capitalized terms in the Award Agreement will have the defined meanings ascribed to them in the Plan.

Participant acknowledges and agrees that by either (a) clicking the “ACCEPT” button corresponding to this Award through the grant acceptance page on E*TRADE at any time before forty five (45) days following the Date of Grant or (b) doing nothing (in which case the grant will be automatically accepted on Participant’s behalf forty five (45) days following the Date of Grant), it will act as Participant’s electronic signature to the Award Agreement and Participant acknowledges and agrees that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, the Additional Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit B and all other exhibits, appendices and addenda attached hereto, all of which are made a part of this document. Participant acknowledges and agrees that Participant may also decline this Award of Restricted Stock Units by clicking the “DECLINE” button corresponding to this grant through the grant acceptance page on E*TRADE at any time before forty five (45) days following the Date of Grant in which case Participant will forfeit this Award of Restricted Stock Units and all of Participant’s rights and benefits thereunder will terminate. Participant acknowledges receipt of a copy of the Plan. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and this Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan or this Award Agreement.

Participant should retain a copy of Participant’s electronically signed Award Agreement; Participant may obtain a paper copy at any time and at the Company’s expense by requesting one from Stock Administration at stockadmin@netapp.com. If Participant would prefer not to electronically sign this Award Agreement, Participant may accept this Award Agreement by signing a paper copy of the Award Agreement and delivering it to Stock Administration at 3060 Olsen Drive, San Jose, CA 95128. A copy of the Plan is available upon request made to Stock Administration.

EXHIBIT A

NETAPP, INC.

2021 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT (PERFORMANCE-BASED)

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

1.
Grant of Restricted Stock Units. The Company hereby grants to the individual (“Participant”) named in the Notice of Restricted Stock Unit Grant of this Award Agreement (the “Notice of Grant”) under the Plan an Award of Restricted Stock Units, and subject to the terms and conditions of this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 21 of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan shall prevail.
2.
Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive one Share, if such Restricted Stock Unit vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3 or 4, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.
Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Unless specifically provided otherwise in this Award Agreement or other written agreement authorized by the Administrator between Participant and the Company or any Parent or Subsidiary of the Company, as applicable, governing the terms of this Award, Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.
4.
Payment after Vesting.
(a)
General Rule. Subject to Section 7, each Restricted Stock Unit that vests will be paid to Participant (or in the event of Participant’s death, to his or her properly designated beneficiary or estate) in whole Shares. Subject to the provisions of Section 2 and Section 4(c), such vested Restricted Stock Units shall be paid as soon as practicable after vesting, but in each such case within sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Restricted Stock Units payable under this Award Agreement.
(b)
Discretionary Acceleration. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such

Restricted Stock Units will be considered as having vested as of the date specified by the Administrator.
(c)
Section 409A.
(i)
If Participant is a U.S. taxpayer, the payment of vested Shares pursuant to this Award Agreement (including any discretionary acceleration under Section 4(b)) shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A. The prior sentence may be superseded in a future agreement or amendment to this Award Agreement only by direct and specific reference to such sentence.
(ii)
Notwithstanding anything in the Plan or this Award Agreement or any other agreement (whether entered into before, on or after the Date of Grant), if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with the termination of Participant’s status as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Administrator), other than due to Participant’s death, and if (x) Participant is a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following the cessation of Participant’s status as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of cessation of Participant’s status as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death.
(iii)
It is the intent of this Award Agreement that it and all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2). To the extent necessary to comply with Section 409A, references to termination of Participant’s status as a Service Provider, termination of employment, or similar phrases will be references to Participant’s “separation from service” within the meaning of Section 409A. In no event will the Company or any Parent or Subsidiary of the Company have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless Participant (or any other person) for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.
5.
Forfeiture Upon Termination as a Service Provider. Unless specifically provided otherwise in this Award Agreement or other written agreement authorized by the Administrator between Participant and the Company or any of its Subsidiaries or Parents, as applicable, governing the terms of this Award, if Participant ceases to be a Service Provider for any or no reason, the then-unvested Restricted Stock Units awarded by this Award Agreement will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder.
6.
Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement, if Participant is then deceased, will be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.
Tax Obligations.
(a)
Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer or any Parent or Subsidiary of the Company to which Participant is providing services (together, the “Service Recipients”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Restricted Stock Units, including, without limitation, (i) all federal, state, and local taxes (including Participant’s Federal Insurance Contributions Act (FICA) obligations) that are required to be withheld by any Service Recipient or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, (ii) Participant’s and, to the extent required by any Service Recipient, the Service Recipient’s fringe benefit tax liability, if any, associated with the grant, vesting, or settlement of the Restricted Stock Units or sale of Shares, and (iii) any other Service Recipient taxes the responsibility for which Participant has, or has agreed to bear, with respect to the Restricted Stock Units (or settlement thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s sole responsibility and may exceed the amount actually withheld by the applicable Service Recipient(s). Participant further acknowledges that no Service Recipient (A) makes any representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement, if applicable, and the receipt of any dividends or other distributions, and (B) makes any commitment to and is under any obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the applicable Service Recipient(s) (or former employer, as applicable) may be required to withhold or account for Withholding Obligations (as defined below) in more than one jurisdiction.
(b)
Tax Withholding. Pursuant to such procedures as the Administrator may specify from time to time, the Service Recipient will withhold the amount required to be withheld for the payment of Tax Obligations (the “Withholding Obligations”). The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Withholding Obligations, in whole or in part (without limitation), if permissible by applicable local law, by: (i) paying cash in U.S. dollars, (ii) having the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum amount that is necessary to meet the withholding requirement for such Withholding Obligations (or such greater amount as Participant may elect if permitted by the Administrator or such greater amount as the Administrator may determine, if such greater amount would not result in adverse financial accounting consequences) (“Net Share Withholding”), (iii) withholding the amount of such Withholding Obligations from Participant’s wages or other cash compensation paid to Participant by the applicable Service Recipient(s), (iv) delivering to the Company Shares that Participant owns and that already have vested with a fair market value equal to the Withholding Obligations (or such greater amount as Participant may elect if permitted by the Administrator or such greater amount as the Administrator may determine, if such greater amount would not result in adverse financial accounting consequences), (v) selling a sufficient number of such Shares otherwise deliverable to Participant, through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Withholding Obligations (or such greater amount as Participant may elect if permitted by the Administrator or such greater amount as the Administrator may determine, if such greater amount would not result in adverse financial accounting consequences) (“Sell to Cover”), or (vi) such other means as the Administrator deems appropriate. If the Withholding Obligations are satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Withholding Obligations. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any Withholding Obligations by Net Share Withholding. If Net Share Withholding is the method by which such Withholding Obligations are satisfied, the Company will not withhold on a fractional Share basis to satisfy any portion of the Withholding Obligations and, unless the Company determines otherwise, no refund will be made to Participant for the value of the portion of a Share, if any, withheld in excess of the Withholding Obligations. If a Sell to Cover is the method by which Withholding Obligations are satisfied, Participant agrees that as part of the Sell to Cover, additional Shares may be sold to satisfy any associated broker or other fees. Only whole Shares will be sold pursuant to a Sell to Cover. Any proceeds from the sale of Shares pursuant to a Sell to Cover that are in excess of the Withholding Obligations and any associated broker or other fees will be paid to Participant in accordance with procedures the Company may specify from time to time.
(c)
Tax Consequences. Participant has reviewed with his or her own tax advisers the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisers and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.
(d)
Company’s Obligation to Deliver Shares. For clarification purposes, in no event will the Company issue Participant any Shares in settlement of the Restricted Stock Units unless and until arrangements satisfactory to the Administrator have been made for the payment of Participant’s Withholding Obligations. If Participant fails to make satisfactory arrangements for the payment of such Withholding Obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4 or Participant’s Withholding Obligations otherwise become due, Participant will permanently forfeit such Restricted Stock Units to which Participant’s Withholding Obligation relates and any right to receive Shares thereunder in settlement of the Restricted Stock Units and such Restricted Stock Units will be returned to the Company at no cost to the Company. Participant acknowledges and agrees that the Company may permanently refuse to issue or deliver the Shares in settlement of the Restricted Stock Units if such Withholding Obligations are not delivered at the time they are due.
8.
Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award of Restricted Stock Units will be treated as the Administrator determines (subject to the provisions of Section 16.3 of the Plan) without Participant’s consent, including, without limitation, that (a) Awards of Restricted Stock Units will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices, (b) upon written notice to Participant, that the Participant’s Award of Restricted Stock Units will terminate upon or immediately prior to the consummation of such merger or Change in Control, (c) outstanding Awards of Restricted Stock Units will vest and become realizable or payable, or restrictions applicable to an Award of Restricted Stock Units will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, (d) (i) the termination of an Award of Restricted Stock Units in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the realization of Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the realization of Participant’s rights, then such Award of Restricted Stock Units may be terminated by the Company without payment), or (ii) the replacement of such Award of Restricted Stock Units with other rights or property selected by the Administrator in its sole discretion, or (e) any combination of the foregoing. In taking any of the actions permitted under this Award Agreement, the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly. For purposes of clarification, the provisions of Section 16.3 of the Plan apply to the Award of Restricted Stock Units.
9.
Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
10.
No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAWS IS AT THE WILL OF THE APPLICABLE SERVICE RECIPIENT AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK UNIT AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED

HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF ANY SERVICE RECIPIENT TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.
11.
Grant is Not Transferable. Except to the limited extent provided in Section 6, this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.
12.
Leave of Absence. The vesting of Restricted Stock Units will not be suspended and will continue in accordance with the vesting schedule under this Award Agreement during Participant’s authorized leave of absence from any Service Recipient employing Participant, subject to the remaining terms of this Award Agreement and the Plan.
13.
Nature of Grant. In accepting this Award of Restricted Stock Units, Participant acknowledges, understands and agrees that:
(a)
the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(b)
all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Administrator;
(c)
Participant is voluntarily participating in the Plan;
(d)
the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;
(e)
the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(f)
the future value of the Shares underlying the Restricted Stock Units is unknown, indeterminable and cannot be predicted;

(g)
for purposes of the Restricted Stock Units, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Administrator, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date; provided, however, that such right to vest will be extended by any notice period (e.g., Participant’s period of service will include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of this Award of Restricted Stock Units (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law);
(h)
unless otherwise provided in the Plan or by the Administrator in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;
(i)
the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purpose;
(j)
no Service Recipient shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement; and
(k)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units or the recoupment of any Shares acquired under the Plan resulting from (i) the termination of Participant’s status as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of applicable law in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any) or (ii) in application of any Company clawback policy or any recovery or clawback policy otherwise required by law.
14.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the Shares underlying the Restricted Stock Units. Participant is hereby advised to, and acknowledges Participant has had ample opportunity to, consult with his or her own personal tax, legal and financial advisers regarding his or her participation in the Plan before taking any action related to the Plan.

15.
Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Service Recipients for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Service Recipient may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares or cash payments awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data may be transferred to a stock plan service provider, as may be selected by the Company in the future, assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, any stock plan service provider selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her status as a Service Provider and career with the Service Recipient will not be adversely affected. The only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

16.
Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at NetApp, Inc., 3060 Olsen Drive, San Jose, CA 95128, Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing.

17.
Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Award Agreement may be assigned only with the prior written consent of the Company.
18.
Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code and related regulations or under the rulings or regulations of the U.S. Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the U.S. Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Subject to the terms of the Award Agreement and the Plan, the Company will not be required to issue any certificate or certificates for (or make any entry on the books of the Company or of a duly authorized transfer agent of the Company of) the Shares hereunder prior to the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Administrator may establish from time to time for reasons of administrative convenience.
19.
Language. Participant acknowledges that they are proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Award Agreement. If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable laws.
20.
Interpretation. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
21.
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or require Participant to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

22.
Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
23.
Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Administrator at any time.
24.
Country Addendum. Notwithstanding any provisions in this Award Agreement, the Restricted Stock Unit grant shall be subject to any additional terms and conditions set forth in an appendix (if any) to this Award Agreement for any country whose laws are applicable to Participant and this Award of Restricted Stock Units (as determined by the Administrator in its sole discretion) (the “Country Addendum”). Moreover, if Participant relocates to one of the countries included in the Country Addendum (if any), the additional terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum constitutes part of this Award Agreement.
25.
Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. No amendment of this Award Agreement will materially impair the rights of Participant, unless mutually agreed otherwise between Participant and the Administrator, which agreement must be in writing and signed by Participant and the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this Award of Restricted Stock Units.
26.
No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
27.
Governing Law; Severability. This Award Agreement and the Restricted Stock Units are governed by the internal substantive laws, but not the choice of law rules, of the State of California. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Award Agreement shall continue in full force and effect.
28.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award, and on any cash payment or Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with Applicable Laws or facilitate the administration of the Plan. Participant agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, Participant acknowledges that the laws of the country in which Participant is working at the time of grant, vesting, settlement of the Award or the sale of any Shares received pursuant to this Award (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may subject Participant to additional procedural or regulatory requirements that Participant is and will be solely responsible for and must fulfill.
29.
Holding Period Condition. Notwithstanding anything to the contrary in this Award Agreement, any Shares issued to Participant pursuant to this Award are subject to the terms and conditions of Section 6.5 of the Plan.
30.
Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Award Agreement (including the exhibits, appendices, and addenda attached to the Notice of Grant) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.
31.
Clawback Policy. Notwithstanding anything to the contrary contained herein, by accepting this Award, Participant acknowledges receipt of, and agrees to be subject to, the Company’s discretionary clawback policy and the Company Compensation Recovery Policy (each as may be amended or in effect from time to time, the “Clawback Policies”) with respect to this Award and any payments hereunder and, accordingly, this Award and any payments hereunder will be subject to forfeiture, recoupment and/or repayment in accordance with the Clawback Policies or applicable law.

EXHIBIT B

NETAPP, INC.

2021 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT (PERFORMANCE-BASED)

ADDITIONAL TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT